Exhibit 10.1

MAXIM INTEGRATED PRODUCTS, INC.

AMENDED AND RESTATED CHANGE IN CONTROL EMPLOYEE SEVERANCE PLAN

FOR U.S. BASED EMPLOYEES

Maxim Integrated Products, Inc. previously adopted the Change in Control Employee Severance Plan (this “Plan”) for the benefit of certain employees of the Company (as defined herein) on the terms and conditions stated below. The Plan was adopted on November 4, 2009, amended on August 31, 2017 and is hereby amended and restated as of July 12, 2020. The Plan is intended to help the Company retain and recruit qualified employees, maintain a stable work environment, and provide economic benefits set forth in the Plan to eligible employees if their employment with the Company is terminated without Cause (as defined herein) or for Good Reason (as defined herein) within 24 months after, or within a defined period before, a Change in Control (as defined herein) occurs.

The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). In the event that the Plan, as to Level I Employees and Level II Employees, should fail to qualify as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, then it will be treated as a separate plan as to such Level I Employees and Level II Employees which constitutes “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees “within the meaning of Section 201(2) of ERISA.

Section 1    Definitions. For the purpose of this Plan.

1.    “Agency Personnel” shall mean persons who are engaged through a third-party agency.

2.    “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

3.    “Board” means the Board of Directors of the Parent.

4.    “Cause” means that the Eligible Employee has: (a) willfully and continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties to the Company (other than by reason of a “disability” or “serious medical condition” as such terms are defined under applicable federal or state law, such as the American with Disability Act, the Family Medical Leave Act or workers’ compensation), which failure or negligence continues for a period of 10 business days or more after a written demand for performance is delivered to the Eligible Employee by the Company, which reasonably identifies the manner in which the Company believes that the Eligible Employee has not substantially performed, or been grossly negligent in the discharge of, his or her duties; (b) been convicted of or pled nolo contendere to a felony; or (c) breached any agreement with, fiduciary or confidentiality duty owed to, or code of conduct or policy of the Company or any Affiliate of the Company (which code or policy has been previously published or communicated to the Eligible Employee). Notwithstanding the foregoing, the definition of Cause in clause (c) above will not apply to acts or omissions that are both (i) isolated and unintentional, and (ii) insignificant in their adverse effect on the Company, unless the Company has given written notice to the Eligible Employee describing the proscribed action in reasonable detail and the Eligible Employee has failed to remedy the acts or omissions described in such notice within 10 business days after the Eligible Employee is given such notice. In addition, in the case of any Level I Employee, a determination of Cause must also have been first approved or ratified subsequently by the Board.

5.    A “Change in Control” will be deemed to mean the first of the following events to occur after the Effective Date:

(a)    any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, but excluding (i) the Parent or any of its subsidiaries, (ii) any employee benefit plans of the Company, or (iii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent (individually, a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Parent representing 50% or more of the combined voting power of the Parent’s then-outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its Affiliates);

(b)    the consummation of a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent with any other corporation or other entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Parent, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(c)    the stockholders of the Parent approve a plan of complete liquidation or winding-up of the Parent or there is consummated an agreement for the sale or disposition of all or substantially all of the Company’s assets.

6.    “CIC Covered Period” means the period commencing on the date a Change in Control occurs and ending on the second anniversary of such date.

7.    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

8.    “Company” means the Parent and its U.S. subsidiaries, or any successors thereto.

9.    “Disability” means a physical or mental condition entitling the Eligible Employee to benefits under the Parent’s long-term disability plan, or if no such plan then-exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or as determined by the Company in accordance with applicable laws.

10.    “Effective Date” means November 4, 2009, as amended August 31, 2017, and as amended and restated on July 12, 2020.

11.    “Eligible Employee” means any Level I Employee, Level II Employee, Level III Employee, Level IV Employee or Level V Employee who is employed on the date of a Potential Change in Control or a Change in Control: (a) employees who have entered into written separation agreements signed by the Company or have been given notice of termination at any time prior to the commencement of a Potential Change of Control Period; (b) interns, casual, or part-time employees or Agency Personnel; (c) temporary employees who have employment agreements with a fixed term of no more than 12 months; (d) employees covered by any collective bargaining agreement to which the Company is party; or (e) employees who are not regularly paid on a U.S. payroll. The status of an individual as an employee of the Company or an Eligible Employee for the purposes of this Plan will be based on the Company’s payroll records as of the date of a Change of Control. In no event will any subsequent reclassification of any employee of, or service provider to, the Company as a result of a government audit or otherwise have any effect on such individual’s eligibility under this Plan or his/her status as an Eligible Employee hereunder. Any Level I Employee, Level II Employee, Level III Employee, Level IV Employee or Level V Employee who otherwise satisfies the definition of “Eligible Employee” in this Section 1.11 is referred to in this Plan as an “Eligible Level I Employee,” “Eligible Level II Employee,” “Eligible Level III Employee,” “Eligible Level IV Employee” or “Eligible Level V Employee,” as the case may be. Any references in this Plan to “full-time employee,” “exempt employee,” “non-exempt employee,” “temporary employee” or words of similar import will have the meaning(s) ascribed thereto in the Company’s benefits, health and welfare plans and payroll records as in effect from time to time.

12.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

13.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

14.    “Fundamental Board Change” means the following individuals cease for any reason to constitute a majority of the number of directors then-serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Parent) whose appointment or election by the Board or nomination for election by the Parent’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended;

15.    “Good Reason” means the occurrence of any of the following events on or following a Change in Control without the Eligible Employee’s express written consent, provided the Eligible Employee gives notice to the Company of the Good Reason event within 90 days after the Eligible Employee has actual knowledge of the Good Reason event and such event(s) is not fully corrected or otherwise remedied by the Company within 30 days following its receipt of such notice from the Eligible Employee:

(1)	for Level I Employees and Level II Employees:

(a)    a material diminution in the Eligible Employee’s duties or responsibilities from those in effect immediately prior to the Change in Control (including, but not limited to, in the case of a Level I Employee who reports directly to the Chief Executive Officer of the Parent immediately prior to a Change in Control, if, after such Change in Control, such Level I Employee no longer reports directly to the chief executive officer of a public company), it being understood that:

(i)    “a material diminution in the Eligible Employee’s duties or responsibilities” is not established by one or more of the following changes, whether alone or in combination with other changes: (A) a change in job title; (B) except as expressly provided in Section 1.15(a), a change in reporting relationships; or (C) any change in an Eligible Employee’s duties or responsibilities of a type that the Company has historically caused or permitted in the two years prior to the Change in Control;

(ii)    under no circumstances will a promotion or an increase in the number of employees or projects to be managed or an increase in the budget to be managed constitute “a material diminution in the Eligible Employee’s duties or responsibilities”; and

(iii)    “a material diminution in the Eligible Employee’s duties or responsibilities” would be established if an Eligible Employee is reassigned to perform job functions in a discipline that is materially different than the discipline in which the Eligible Employee worked prior to the Change in Control (e.g. , a design engineer is assigned to work in manufacturing), without regard to similarity of job level;

(b)    a greater than 10% reduction in the Eligible Employee’s annual total cash compensation opportunity (including base salary and target annual bonus opportunity) (as reflected in the Company’s records) as of immediately prior to the Change in Control (excluding for the avoidance of doubt, any temporary reduction, without the Eligible Employee’s consent, of up to 20%, in total, of the Eligible Employee’s annual total cash compensation opportunity in response to the COVID-19 pandemic or other extraordinary event of similar market consequence, which reduction is applicable on the same basis to similarly situated employees of Parent and its U.S. subsidiaries (including for the avoidance of doubt, after the Change in Control, the Company) and which reduction remains in effect for not more than 180 calendar days); or

(c)    the relocation of the Eligible Employee’s principal place of employment to a location more than 60 miles from the Eligible Employee’s principal place of employment immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations as of immediately prior to the Change in Control.

Notwithstanding the foregoing, any change in the Eligible Employee’s duties or responsibilities or any relocation of the Eligible Employee’s principal place of employment will not constitute Good Reason if such Eligible Employee either requested, volunteered to undertake, or consented in writing to, such change or relocation.

(2)	for Level III Employees, Level IV Employees and Level V Employees:

(a)     a greater than 10% reduction in the Eligible Employee’s annual total cash compensation opportunity (including base salary and target annual bonus opportunity) (as reflected in the Company’s records) as of immediately prior to the Change in Control (excluding for the avoidance of doubt, any temporary reduction, without the Eligible Employee’s consent, of up to 20%, in total, of the Eligible Employee’s annual total cash compensation opportunity in response to the COVID-19 pandemic or other extraordinary event of similar market consequence, which reduction is applicable on the same basis to similarly situated employees of Parent and its U.S. subsidiaries (including for the avoidance of doubt, after the Change in Control, the Company) and which reduction remains in effect for not more than 180 calendar days); or

(b)     the relocation of the Eligible Employee’s principal place of employment to a location more than 60 miles from the Eligible Employee’s principal place of employment immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations as of immediately prior to the Change in Control.

Notwithstanding the foregoing, any relocation of the Eligible Employee’s principal place of employment will not constitute Good Reason if such Eligible Employee either requested, volunteered to undertake, or consented in writing to, such change or relocation.

16.    “Level I Employee” means (a) the Chief Executive of the Company or (b) any Senior Vice President or Vice President of the Company.

17.    “Level II Employee” means any employee of the Company with the job title immediately prior to a Change in Control of Managing Director (or its equivalent) of the Company as determined by the Company.

18.    “Level III Employee” means any employee of the Company with the job title immediately prior to a Change in Control of Executive Director (or its equivalent) of the Company as determined by the Company.

19.    “Level IV Employee” means any other exempt employee of the Company as determined by the Company.

20.    “Level V Employee” means any non-exempt employee of the Company as determined by the Company.

21.    “Named Executive Officers” means (a) the executive officers of the Company (i) listed in the “Summary Compensation Table” (or successor form of disclosure) that is included in the most recent filing by the Company under the Securities Act or Exchange Act, and (ii) serving in such capacity immediately prior to the applicable Severance Date, and (b) such additional individuals who would be so listed within such a filing if such filing were made immediately prior to the applicable Severance Date.

22.    “Parent” means Maxim Integrated Products, Inc., a Delaware corporation.

23.    “Plan” means the Maxim Integrated Products, Inc. Change in Control Employee Severance Plan, as set forth herein and as it may be amended from time to time.

24.    “Plan Administrator” means the Parent.

25.    “Potential Change in Control” will be deemed to have occurred if the event set forth in any one of the following paragraphs will have occurred:

(a)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

(b)    the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control.

26.    “Potential Change in Control Period” means the period beginning upon the occurrence of a Potential Change in Control and ending upon the earliest to occur of (a) the consummation of the Change in Control, or (b) the one-month anniversary of the abandonment of the transaction or series of transactions that constitute a Potential Change in Control (as determined by the Plan Administrator in its sole discretion).

27.    “Severance” means (a)(i) the involuntary termination of an Eligible Employee’s employment by the Company, other than for Cause, death or Disability, or (ii) a termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason, and (b) which termination in each case occurs either (x) following a Change in Control and during the CIC Covered Period, or (y) during a Potential Change in Control Period. Notwithstanding the foregoing, a Severance will not be deemed to have occurred for any purpose if an Eligible Employee’s employment is terminated as part of the transaction structuring or post-transaction integration process upon or after a Change in Control if such Eligible Employee is rehired in connection with such transaction structuring or integration and the rehiring does not otherwise constitute a Good Reason event.

28.    “Severance Date” means, as the case may be, the date on which an Eligible Employee incurs a Severance during a CIC Covered Period, or a Potential Change in Control Period. Notwithstanding the foregoing, where the Eligible Employee is entitled under law, contract or otherwise, to any period of notice of termination, “Severance Date” means the date on which such notice expires.

Section 2      Change in Control Severance Benefits.

1.    Generally. Subject to Sections 2.6, 2.7, 4 and 6.2 hereof and unless otherwise agreed to in writing, each Eligible Employee will be entitled to the greater of either: (a) the severance payments and benefits pursuant to the applicable provisions of Section 2 of this Plan if such Eligible Employee incurs a Severance, or (b) the severance benefits under any written severance agreement signed by such Eligible Employee and an officer of the Company (if applicable). With respect to an Eligible Employee who is entitled to benefits under the Workers Adjustment Retraining Notification Act of 1988, or any similar state or local statute or ordinance (collectively the “WARN Act”), such benefits under this Plan will be reduced dollar-for-dollar to the extent that an Eligible Employee is excused from work during such notice period. Notwithstanding anything to the contrary in this Section 2.1, if any payments or benefits payable hereunder constitute nonqualified deferred compensation subject to Section 409A of the Code, such payments or benefits shall be structured in a manner that is intended to comply with Section 409A of the Code.

2.    Payment of Accrued Obligations. Subject to Sections 2.7, 4 and 6.2 hereof, the Company will pay to each Eligible Employee who incurs a Severance a lump sum payment in cash, paid as soon as practicable but no later than the earlier of any payment date required by applicable local law or 10 days after the Severance Date, equal to the sum of (a) all payments required by applicable local law, including the Eligible Employee’s accrued but unpaid base salary and any accrued but unpaid vacation pay through the Severance Date, and (b) the Eligible Employee’s unpaid and undeferred bonus or commission pay, if any, actually earned in accordance with the applicable Company bonus or commission plan prior to the Severance Date.

3.    One Time Cash Payment Based on Cash Compensation. Subject to Sections 2.6, 2.7, 4 and 6.2, each Eligible Employee who incurs a Severance will be entitled to a lump sum payment, less any amounts required to be withheld or deducted under applicable law, paid in accordance with Section 2.6, equal to the applicable amount set forth in this Section 2.3:

(a)    Level I Employees. Each Eligible Level I Employee who incurs a Severance will be entitled to a one-time cash payment equal to two times (2x) the sum of (x) such employee’s annual base salary in effect immediately prior to the Severance Date, and (y) the employee’s target annual cash performance bonus for the year in which the Severance Date occurs, assuming Company and individual performance at 100% of target.

(b)    Level II Employees. Each Eligible Level II Employee who incurs a Severance will be entitled to a one-time cash payment equal to two times (2x) the sum of (x) such employee’s annual base salary in effect immediately prior to the Severance Date, and (y) the employee’s target annual cash performance bonus for the year in which the Severance Date occurs, assuming Company and individual performance at 100% of target.

(c)    Level III Employees. Each Eligible Level III Employee who incurs a Severance will be entitled to a one-time cash payment equal to two times (2x) the sum of (x) such employee’s annual base salary in effect immediately prior to the Severance Date, and (y) the employee’s target annual cash performance bonus for the year in which the Severance Date occurs, assuming Company and individual performance at 100% of target.

(d)    Level IV Employees. Each Eligible Level IV Employee who incurs a Severance will be entitled to a one-time cash payment equal to the product obtained by multiplying (x) an amount equal to four times (4x) such employee’s weekly base salary (calculated by taking the individual’s annual base salary in effect immediately prior to the Severance Date and dividing by 52), by (y) the amount obtained by dividing the number of full months of employment at the Company by 12 (i.e., payment = [4x (annual salary/52)] x [full months of employment/12]).

(e)    Level V Employees. Each Eligible Level V Employee who incurs a Severance will be entitled to a one-time cash payment equal to the product obtained by multiplying (x) an amount equal to two times (2x) such employee’s then-weekly pay rate in effect immediately prior to the Severance Date (including, for such purpose, any shift differential but excluding overtime pay), by (y) the amount obtained by dividing the number of full months of employment at the Company by 12 (i.e., payment = [2x (weekly pay rate] x [full months of employment/12]).

4.    Acceleration of Equity Award Vesting.

(a)    In the event of a Change in Control, the equity incentive awards, including performance shares and restricted stock units, granted by the Company will be governed by the terms of the Company’s stock incentive plan and the award agreements, including the Performance Share Agreement and Restricted Stock Unit Agreement, as applicable, governing such awards. In the event an Eligible Level I Employee, Eligible Level II Employee, Eligible Level III Employee and Eligible Level IV Employee incurs a Severance, any equity incentive awards (including, without limitation, stock options, performance shares, restricted stock units and any other equity-based awards granted or assumed by the Company and outstanding as of the Severance Date, other than options or rights granted under an employee stock purchase plan (the “Equity Awards”), that are subject solely to time-based vesting terms as of the Severance Date, will fully vest as of the Severance Date; provided that, in the case of Eligible Level III Employees and Eligible Level IV Employees, if an Equity Award was granted during the Potential Change in Control Period, a pro-rata portion of such Equity Award will vest equal to (i) the number of shares of common stock of the Company subject to the Equity Award multiplied by a fraction the numerator of which is the number of days such Eligible Employee was employed by the Company or a Subsidiary from the grant date through the Severance Date and the denominator of which is the total number of days in the full vesting period applicable to the Equity Award, less (ii) the number of shares of common stock of the Company subject to such Equity Award that vested prior to the date of termination of employment of such Eligible Employee (if any). Any such Equity Awards that are in the nature of an exercisable right, such as stock options or stock appreciation rights will remain exercisable for the remainder of the full initial term of such award (without regard to any shorter period that may be generally applicable after employment ends for any reason).

Notwithstanding anything to the contrary in this Section 2.4(a), the treatment of equity awards that are not assumed or substituted for in connection with a Change in Control will be in accordance with the equity plan and award agreement pursuant to which such awards were granted, and the agreement evidencing such award.

(b)    For purposes of this Section 2.4:

(i)    Any Equity Awards described above as “granted or assumed by the Company” will be deemed to include (without duplication of benefits) Equity Awards that are assumed, or replaced with substituted equity awards, by the successor to the Parent or surviving company in connection with the Change in Control (such entity, the “Successor”). The provisions of Section 2.4(a) will be binding upon such Successor and included in the terms of the Equity Awards.

(ii)    This Section 2.4 will not apply with respect to a grant or award of stock options, restricted stock units or any other equity-based awards made after the Effective Date if the agreement granting or awarding the applicable award specifically provides that the grant will not be subject to the provisions of this Section 2.4 or this Plan. To the extent that any equity award agreement entered into after the Effective Date provides a greater benefit to the Eligible Employee than any provisions of this Section 2.4, the provisions of that equity award agreement will supersede and govern such equity award (without duplication of benefits). Except as provided in the first sentence of this sub-paragraph (ii), to the extent the provisions of this Section 2.4 provide a greater benefit to the Eligible Employee than any inconsistent provisions of any equity compensation plan or award agreement, the provisions of this Section 2.4 will supersede and govern such equity award (without duplication of benefits). Any awards granted after the Effective Date of this Plan will be subject to the acceleration rights set forth in the Plan unless those grants include an express/affirmative statement to the effect that they are excluded from the Plan.

5.    Benefit Continuation. Subject to Sections 2.6, 4 and 6.2 hereof, in the case of each Eligible Employee who incurs a Severance, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for the period set forth below (the “Welfare Benefit Continuation Period”), the Company will provide, at the Company’s sole expense, to each such Eligible Employee (and anyone entitled to claim under or through such Eligible Employee) all Company-paid benefits under any group medical, vision and dental plan of the Company (as in effect immediately prior to such Eligible Employee’s Severance Date) for which Eligible Employees of the Company are eligible, to the same extent as if such Eligible Employee had continued to be an Eligible Employee of the Company during the Welfare Benefit Continuation Period. To the extent that such

Eligible Employee’s participation in Company benefit plans is not practicable or would cause the Eligible Employees to be subject to tax on the benefits, the Company will arrange to provide, at the Company’s sole expense, such Eligible Employee (and anyone entitled to claim under or through such Eligible Employee) with equivalent benefits under an alternative arrangement during the Welfare Benefit Continuation Period; provided, however, that such alternative arrangement (including, but not limited to, the fully-insured group medical, vision and dental plan sponsored by the Company in existence on the Effective Date) would eliminate any adverse tax consequences to the Eligible Employee. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code will commence at the Severance Date or, if later, the date that coverage under each such plan would otherwise expire, and will run concurrently with the Welfare Benefit Continuation Period. The Welfare Benefit Continuation Period will range from 12 to 24 months for such Eligible Employees as follows:

(a)    Eligible Level I Employees: 24 months

(b)    Eligible Level II Employees: 24 months

(c)    Eligible Level III Employees: 24 months

(d)    Eligible Level IV Employees: 24 months

(e)    Eligible Level V Employees: 12 months

Notwithstanding the foregoing, to the extent that an Eligible Level I Employee is otherwise entitled, under a written employment agreement entered into prior to the Effective Date, to a longer Welfare Benefit Continuation Period and/or more beneficial welfare benefits than that described in this Section 2.5, such employment agreement will supersede and govern any inconsistency with this Section 2.5 (without duplication of benefits).

6.    Release; Restrictive Covenants; Benefit Commencement Date. No Eligible Employee who incurs a Severance will be eligible to receive any payments or other benefits under the Plan (other than payments under Section 2.2(a)) unless, within 45 days following such Eligible Employee’s Severance Date, he or she first executes a release (as substantially in the form of Exhibit A hereto, or in such other form as is required to comply with applicable law, a “Release”) in favor of the Company and others set forth on Exhibit A, and such Release becomes effective and has not been revoked by the Eligible Employee within 7 days of the Eligible Employee’s execution of such Release. Provided that the Eligible Employee executes and does not revoke the Release in accordance with the requirements of this Section 2.6, any payments or other benefits under the Plan will commence (the “Benefit Commencement Date”) on the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable, provided that if the period for review and revocation of the Release spans two taxable years, any payments or other benefits under the Plan shall commence in the second taxable year and all payments or benefits accrued during the period between the Severance Date and Benefit Commencement Date will be provided in full on the Benefit Commencement Date; provided further that, in no event with the payments set forth in

Section 2.3 be paid later than March 15th of the year following the year in which the Severance Date occurs. If the Eligible Employee does not execute and return such Release such that it does not become effective within the foregoing period, the Eligible Employee will cease to be entitled to any payments or benefits under this Plan (other than under Section 2.2(a)). In addition, payment and other benefits under this Plan will cease as of the date that the Eligible Employee breaches any of the material provisions of such Eligible Employee’s Proprietary Information and Inventions Agreement, or other similar agreement then in effect.

7.    409A. Notwithstanding any provision to the contrary in this Plan, no payment or distribution under this Plan which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Eligible Employee’s termination of employment with the Company will be made to the Eligible Employee unless the Eligible Employee’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to the Eligible Employee prior to the earlier of (a) the expiration of the six-month period measured from the date of the Eligible Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (b) the date of the Eligible Employee’s death, if the Eligible Employee is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under the Treasury Regulations issued under Section 409A of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence will be paid to the Eligible Employee in a lump sum upon expiration of such six-month period (or if earlier upon the Eligible Employee’s death). Notwithstanding anything to the contrary in Section 2.4 or this Section 2.7, any Equity Awards that are subject to Section 409A of the Code as of the Effective Date (or that subsequently become subject to Section 409A) will be paid at such time or times as are set forth in the agreements evidencing such Equity Awards and in accordance with Section 409A of the Code. It is intended that this Plan and all payments and benefits hereunder will comply with or be exempt from, the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Eligible Employee to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Plan will be interpreted, operated, and administered in a manner consistent with these intentions. Notwithstanding anything to the contrary in this Plan and without limiting this Section 2.7, in the event that the Plan Administrator determines that any payment or distribution under the Plan may be subject to Section 409A of the Code and related Department of Treasury guidance, the Plan Administrator may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including any amendments or actions that would result in a reduction to the benefit payable under the Plan, in each case, without the consent of the Eligible Employee, that the Plan Administrator determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. In that light, the Company makes no representation or covenant to ensure that the payments or distributions under the Plan are exempt from or compliant with Section 409A of the Code and will have no liability to an Eligible Employee or any other party if a payment or distribution under the Plan that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Plan Administrator with respect thereto.

Section 3      Plan Administration.

1.    The Plan Administrator will administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

2.    The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.    The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.

Section 4      Excise Tax Limitation on Benefits.

If any payment or benefit received or to be received by an Eligible Employee (including any payment or benefit received pursuant to the Plan or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the lump sum cash payments provided under Section 2.3 will first be reduced (and thereafter, if necessary, the accelerated vesting provided in Section 2.4 will be reduced) to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to the Eligible Employee after taking into account the Excise Tax and any additional taxes the Eligible Employee would pay if such payments and benefits were not reduced. Notwithstanding anything to the contrary in this Section 4, payments or benefits payable hereunder that constitute nonqualified deferred compensation subject to Section 409A of the Code will be reduced or eliminated last in time.

Section 5      Plan Modification or Termination.

1.    As long as no Potential Change in Control Period or CIC Covered Period is in effect, the Board (including the Board in place following a Fundamental Board Change) may amend or terminate the Plan at any time without any liability to any Eligible Employee, Plan participant or beneficiary or other employee of, or service provider to, the Company. During any Potential Change in Control Period or CIC Covered Period, the

Board may not, except as provided in Section 5.2, (a) terminate the Plan or (b) amend the Plan if such amendment would in any manner be adverse to the interests of any Eligible Employee, Plan participant or beneficiary. Any action taken by the Company or the Plan Administrator during the CIC Covered Period to cause an Eligible Employee to no longer be designated as a Level I Employee, or Level II Employee or to decrease the payments or benefits for which an Eligible Employee is eligible will be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee. Any amendment to this Section 5 during the CIC Covered Period, will be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

2.    Notwithstanding the foregoing Section 5.1, the Plan Administrator may amend the Plan at any time and in any manner necessary to comply with applicable law, including, but not limited to, Section 409A of the Code.

Section 6      General Provisions.

1.    Limitation on Assignment. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof will be effective; and no third party creditors of an Eligible Employee will have any right or interest in any Eligible Employee’s rights or interests under the Plan. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs or dies after accruing benefit rights under the Plan, payment may be made directly to his or her legal guardian or personal representative, executor or estate administrator, as the case may be.

2.    Reduction for Other Severance Benefits. If the Parent or any subsidiary thereof (including, for the purpose of this Section 6.2, any controlled Affiliate thereof) is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, then any severance pay and/or benefits hereunder will be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, by the amount of any such payment. Any payments or benefits payable hereunder that constitute nonqualified deferred compensation subject to Section 409A of the Code will be reduced or eliminated last in time.

3.    No Right to Continued Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits will be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Eligible Employees will remain subject to discharge to the same extent as if the Plan had never been adopted.

4.    Severability. If any provision of this Plan is determined to be invalid, illegal or unenforceable, the remaining provisions of this Plan will not affect any other provisions hereof, and this Plan will be construed and enforced as if such provisions had not been included.

5.    Successors. Except for limitations on assignment set forth in Section 6.1, this Plan will be binding upon and inure to the benefit of the Company and each Eligible Employee and their respective successors, assigns, heirs, executors, and administrators. In the event of a Change in Control, the surviving entity or any parent thereof shall expressly assume this Plan.

6.    Language. All words used in this Plan should be construed to be of such gender or number as the circumstances require. The headings and captions herein are provided for reference and convenience only and are not intended to affect the construction or interpretation of this Plan.

7.    Unfunded Plan. The Plan will not be required to be funded unless such funding is authorized by the Board in its sole discretion. Regardless of whether the Plan is funded, no Eligible Employee will have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

8.    Notice. Any notice or other communication required or permitted pursuant to the terms hereof will have been duly given when delivered or mailed by United States Mail, first class, postage prepaid (or such local equivalent thereof), addressed to the intended recipient at his, her or its last known address.

9.    Governing Law. This Plan will be construed and enforced in accordance with the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction), to the extent not otherwise preempted by ERISA.

10.    Withholding. All benefits hereunder will be reduced by withholding of federal, state and local income or other taxes, and any foreign taxes, and will be subject to applicable tax reporting, as the Company may deem necessary or appropriate for purposes of compliance with applicable tax laws.

Section 7      Claims, Inquiries, Appeals.

1.    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the claims administrator in writing, as follows:

claims administrator

c/o Maxim Integrated Products, Inc.

160 Rio Robles, San Jose, CA 95134

Attention: General Counsel

2.    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the claims administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the claims administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within 30 days after the claims administrator receives the application, unless special circumstances require an extension of time, in which case, the claims administrator has up to an additional 30 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 30-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the claims administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

3.    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but without any obligation to do so) appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to:

Plan Administrator

c/o Maxim Integrated Products, Inc.

160 Rio Robles, San Jose, CA 95134

Attention: Associate General Counsel

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

4.    Decision on Review. The Plan Administrator will act on each request for review within 20 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 20 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 20-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.4 the application will be deemed denied on review.

5.    Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

6.    Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the claims administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

7.    Final Dispute Resolution. Any and all disputes under this Plan (including but not limited to disputes regarding interpretation, scope, or validity of the Plan, any pendant state claims if not otherwise preempted by ERISA) remains unresolved after the exhaustion of the claims procedure outlined in Sections 7.1 through 7.6, above, will be submitted to the exclusive jurisdiction of the United States District Court for the Northern District of California.

8.    Attorneys’ Fees. In the event of any dispute under this Plan, the court may award attorneys’ fees as provided under 29 U.S.C. 1132(g)(1).